UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A
 (RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
 SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
 the Securities Exchange Act of 1934

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[ ]	Soliciting Material Pursuant to §240.14a-12

FEG Directional Access Fund LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 24, 2017

Dear Investor:

The Board of Directors and management of the FEG Directional Access Fund LLC and the FEG Directional Access TEI Fund LLC (the “Funds”) seek your approval of the attached proxy. The Proxy requests approval of a new Investment Management Agreement for the Funds that reflects the recent change of ownership of Fund Evaluation Group (“FEG”). The proxy also seeks approval from its members for the officers of the Funds to file an application for deregistration, which is no longer needed as the Funds are in liquidation mode.

Approval of New Investment Management Agreement
Prior to September 15, 2017, FEG was fully owned by a group of managing principals, but effective September 15, 2017, ownership transferred to an employee stock ownership plan, thereby allowing all employees of FEG to indirectly own FEG through the plan. Specifically, on September 15, 2017, Fund Evaluation Group Employee Stock Ownership Trust acquired Fund Evaluation Group 2017, Inc. Fund Evaluation Group 2017, Inc. is the indirect parent company of the Funds’ investment manager, FEG Investors, LLC. As a result of the transaction, the prior investment management agreement terminated pursuant to its terms and the operation of the Investment Company Act of 1940, as amended (the “1940 Act”), anda new investment management agreement is needed to continue operation of the Funds. While this is a change in legal ownership of FEG it is not a change in management of the Funds. FEG, through its employees, will continue its role in providing day-to-day investment management services to the Funds. Additionally, the operation of the Funds throughout their liquidation, including FEG not charging a management fee, will remain the same under the new investment management agreement. The costs associated with holding shares of the Funds will remain the same and any expenses related to solicitation of this proxy will be borne in full by FEG, not the Funds or investors.

Approval of Deregistration
The Funds are currently operating under a plan of liquidation and dissolution, as approved on May 31, 2017. Management of the Funds has determined that the Funds are no longer required to be registered as investment companies pursuant to the 1940 Act. Management believes it will be in the best interest of members of the Funds for the Funds to no longer be so registered. Deregistration under the 1940 Act is expected to result in a substantial reduction in the regulatory burden to which the Fund is currently subject, which is expected to result in decreased administrative costs. Deregistration will also remove the protections of the 1940 Act for members of the Funds.

If the proxy is approved, the following are the key outcomes:

•	The Funds will continue operations under the approved plan of liquidation and dissolution through approval of the new investment management agreement.

•
The Funds will deregister as 1940 Act registered investment companies, thereby reducing substantial regulatory and expense burdens that management and the Board of Directors feel are no longer necessary due to the plan of liquidation.

The new investment management agreement and the deregistration will not change the core investment philosophy or management of the Funds, nor will these changes result in an increase in expenses or fees. The Board of Directors and management of the Funds feel it is in the best interest of all Members to vote in favor of these changes.

Please read the attached proxy statement and return your vote at your earliest convenience. There are a number of ways you can return the vote card.

By mail:
Attn: Paul Keating
Fund Evaluation Group
201 East Fifth Street, Suite 1600
Cincinnati, Oh 45202

By fax:
(513)977.4430 – Attn: Paul Keating

By email:
fundops@feg.com
We are honored and privileged to be entrusted with your capital.

Alan Lenahan	Greg Dowling